Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information combines the historical consolidated financial information of Ultragenyx Pharmaceutical Inc. (the Company or Ultragenyx) and Dimension Therapeutics, Inc. (Dimension). Dimension’s assets and liabilities at December 31, 2017 are reflected in Ultragenyx’s consolidated balance sheet as of December 31, 2017 (which is available in Ultragenyx’s Annual Report on Form 10-K for the year ended December 31, 2017). The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2017 are based on historical statements of operations of the Company and Dimension, after giving effect to the acquisition of Dimension as if it occurred on January 1, 2017. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017, combines Ultragenyx’s historical consolidated statement of operations for the year ended December 31, 2017 which includes the results of operations of Dimension for the post-acquisition period from November 7, 2017 through December 31, 2017, with Dimension’s historical consolidated statement of operations for the period from January 1, 2017 through November 7, 2017.

The historical consolidated financial information has been adjusted to reflect factually supportable items that are directly attributable to the acquisition and, with respect to the unaudited pro forma condensed combined statements of operations only, expected to have a continuing impact on the combined results.

The pro forma adjustments to Dimension’s assets and liabilities and allocation of purchase price are based on Ultragenyx’s management’s estimates of the fair value of the assets acquired and liabilities assumed. Ultragenyx made estimates of fair value of the Dimension assets acquired and liabilities assumed using reasonable assumptions based on historical experience and information obtained from Dimension management.

The unaudited pro forma condensed combined financial information has been prepared by management in accordance SEC Regulation S-X Article 11. The pro forma information is being furnished solely for informational purposes. The unaudited pro forma condensed combined financial statements are based on estimates and assumptions, are presented for illustrative purposes only and are not necessarily indicative of the condensed combined financial position or results of operations in future periods or the results that actually would have been realized if the acquisition had been completed as of the dates indicated. The unaudited pro forma condensed combined financial information does not purport to project the future financial position or results of operations of the combined entity.

The assumptions and estimates underlying the unaudited adjustments to the pro forma condensed combined financial information are described in the accompanying notes, which should be read together with the pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information should be read together with the Company’s historical financial statements, which are included in the Company’s latest annual report on Form 10-K and Dimension’s historical financial statements, which are incorporated by reference into the Company’s current report on Form 8-K filed on November 7, 2017.

ULTRAGENYX PHARMACEUTICAL INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2017

(In thousands, except share and per share amounts)

	Historical
	Ultragenyx	Dimension January 1, 2017 through November 7, 2017	Pro Forma Adjustments		Pro Forma Combined
Revenue	$2,612	$14,291	$1,625	4(a)	$18,528
Operating expenses:
Cost of sales	1	—	—		1
Research and development	231,644	48,145	11,083	4(b)	290,872
Selling, general and administrative	99,909	16,844	(13,521)	4(c)(d)	103,232
Total operating expenses	331,554	64,989	(2,438)		394,105
Loss from operations	(328,942)	(50,698)	4,063		(375,577)
Interest income	4,074	(110)	(2,168)	4(e)	1,796
Other income (expense)	6,530	—	—		6,530
Benefit from income taxes	16,199	—	—		16,199
Net loss	$(302,139)	$(50,808)	$1,895		$(351,052)
Net loss per share, basic and diluted	$(7.12)			4(f)	$(8.27)
Shares used in computing net loss per share, basic and diluted	42,453,135			4(f)	42,453,135

See accompanying notes

1.Description of the Transaction

On October 2, 2017, the Company entered into an Agreement and Plan of Merger (the Merger Agreement) with Dimension and Mystic River Merger Sub Inc., a wholly owned subsidiary of the Company, pursuant to which the Company acquired Dimension. In connection with the Merger Agreement, the Company, on behalf of Dimension, paid a $2.9 million termination fee to REGENXBIO Inc. (REGENXBIO), as a result of a previously existing merger agreement between REGENXBIO and Dimension.

Upon the closing of the Merger on November 7, 2017, the Company paid the aggregate consideration of $152.3 million, not including related transaction fees and expenses. In addition, the Company assumed the outstanding equity awards which were outstanding prior to the acquisition and issued options exercisable into the Company's common stock to Dimension option holders in exchange for outstanding Dimension options. The terms and conditions of the newly issued awards were the same as outstanding Dimension options, except for the number of shares that each option is exercisable into and the exercise price of each option as these were adjusted based on the applicable exchange ratio.

2. Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical financial statements of the Company and Dimension.

The acquisition method of accounting is based on Accounting Standards Codification (ASC) Topic 805, Business Combinations, which uses the fair value concepts defined in ASC Topic 820, Fair Value. ASC Topic 805 requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date.

Under ASC Topic 805, acquisition-related transaction costs incurred by the Company (such as advisory, legal, valuation, and other professional fees) are not included as a component of consideration transferred.

Accounting policies

As part of preparing the unaudited pro forma condensed combined financial statements, the Company conducted a review of the accounting policies of Dimension to determine if differences in accounting policies require adjustments or reclassification to conform to the Company’s accounting policies and classifications. During the preparation of these unaudited pro forma condensed combined financial statements, the Company did not become aware of any material differences between accounting policies of the Company and Dimension except for accounting policies related to the Company's early adoption of the Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers (ASC 606). Refer to the discussion in Note 4(a) for adjustments made to conform with the Company's accounting policy under ASC 606.

3.           Purchase Price Allocation

The acquisition of Dimension is accounted for as a business acquisition using the acquisition method of accounting, whereby the assets acquired and liabilities assumed were recognized based on their estimated fair values on the acquisition date. Fair value measurements have been applied based on assumptions that market participants would use in the pricing of the asset or liability.

The fair values of assets acquired and liabilities assumed included in the accompanying unaudited pro forma condensed combined financial statements are based on the estimated fair value.

The purchase price was calculated as follows (in thousands):

Cash	$152,292
Estimated fair value of assumed options attributable to precombination services	8,979
REGENXBIO termination fee	2,850
Total purchase price	$164,121

The table below presents a summary of the net assets acquired based upon the estimate of their respective fair values (in thousands):

Current assets	$33,230
Property and equipment, net	6,580
In-process research and development	129,000
Bayer collaboration agreement	13,526
Goodwill	44,406
Current liabilities	(15,209)
Deferred tax liabilities	(47,412)
Fair value of net assets acquired	$164,121

4.Pro Forma adjustments to the unaudited pro forma condensed combined financial statements

(a)

Revenue — The Company has early adopted ASC 606 as of January 1, 2017 using a full retrospective method, whereas Dimension had not early adopted this standard. The adjustment conforms Dimension's historical financial statements to Ultragenyx's accounting policies.

(b)

Intangible assets — To record the amortization of the estimated fair values of acquired intangible assets. Determination of the estimated remaining useful lives of the individual categories of intangible assets was based on the nature of the applicable intangible asset and the expected future cash flows to be derived from the intangible asset.

	Estimated	Estimated
	Useful life	Fair Value	Year Ended December 31, 2017
	(in thousands, except useful lives)
In-process research and development	Indefinite	$129,000	$—
Bayer collaboration agreement	1-2 years	13,526	11,083
Total		$142,526	$11,083

Amortization of the Bayer collaboration agreement is reflected in research and development expenses in the unaudited pro forma condensed combined statement of operations as if the asset was capitalized as of January 1, 2017.

The amount allocated to the acquired in-process research and development (IPR&D) is considered to be indefinite-lived until the completion or abandonment of the associated research and development efforts. During the period the assets are considered indefinite-lived, they will not be amortized but will be tested for impairment on an annual basis and between annual tests if the Company becomes aware of any events occurring or changes in circumstances that would indicate the reduction in the fair value of the IPR&D assets below their respective carrying amounts. When development is complete, which generally occurs if and when regulatory approval to market a product is obtained, the associated assets would be deemed finite-lived and would then be amortized based on their respective estimated useful lives at that point.

(c)	Transaction-related costs — Reflects elimination of the Company's and Dimension's historical transaction expenses directly attributable to the acquisition of $6,028,000 and $3,531,000, respectively.

(d)

Severance and stock based compensation costs — Reflects elimination of the severance payments and stock based compensation expenses directly attributable to the acquisition of $3,962,000 for the year ended December 31, 2017.

(e)

Interest income — Interest income was reduced by $2,168,000 for the years ended December 31, 2017, to reflect the reduction of interest income for the sale of investments used to fund the purchase of Dimension.

(f)

Earnings per share — The pro forma combined basic and diluted earnings per share have been adjusted to reflect the pro forma combined net loss for the year ended December 31, 2017. As the transaction was paid for with cash and the combined entity is in a net loss, the basic and diluted weighted-average number of shares has not been adjusted as a result of the transaction.

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